Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is dated as of July 8, 2016 (the “Effective Date”) and is entered into by and between Baltia Air Lines, Inc., a New York corporation (“Company”), and Sheryle Milligan (Executive).

RECITALS

A.           Executive is currently employed by the Company as Chief of Operations. The Company and Executive desire to formally state the terms and conditions of Executive’s employment by the Company and to provide Executive with certain benefits upon a qualifying termination of such employment.

B.           The Company desires to employ Executive in the executive capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in such capacity for the period and with the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the parties hereby agree as follows:

1.          Employment. The Company hereby employs Executive as Chief of Operations, assigned with responsibilities to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject at all times to the policies set by the Board of Directors of the Company (the “Board”), and to the consent of the Board when required by the terms of this contract. Executive hereby accepts such employment and agrees to devote such time and energies as Executive, in his sole discretion, deems appropriate to fulfill such responsibilities to the Company.

2.          Term. This Agreement shall begin as of the Effective Date of this Agreement and end on July 7, 2017 (such time period, as may be extended pursuant to the terms of this Agreement, the “Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless otherwise terminated as provided herein.

3.          Compensation. In consideration for services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 3. Such compensation shall be paid subject to required tax withholding and similar required deductions.

a.           Salary. During the Term, Executive shall be paid an annual base salary of $200,000 (the “Base Salary”), payable in accordance with the Company’s normal practices in the payment of salary and wages, in equal installments not fewer than 24 increments annually; provided that the Base Salary will be reduced to $127,400 until the Company has obtained Federal Aviation Authority authorization to commence revenue-generating flight.

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b.            Executive Benefit and Incentive Compensation Plans. During the Term, Executive shall be entitled to receive all benefits which are made available to any employee of the Company. Executive shall be entitled to receive any stock, stock options, restricted stock awards, long term incentive plan benefits, profit sharing plan, bonus plan and any other equity awards or benefits that the Company authorizes, life insurance, health insurance, short-term and long-term disability insurance and participation in a retirement plan. Notwithstanding the foregoing, the Company agrees to maintain for the benefit of Executive, at the Company’s sole cost and expense, short-term and long-term disability insurance with coverage amounts at least equal to such coverage amounts maintained by the Company with respect to Executive on the Effective Date. In addition, the Company agrees to reimburse Executive for membership fees and other reasonable expenses incurred with respect to Executive’s participation in community and business-related organizations, in each case subject to the Board’s approval. The Company shall not take any action that would materially diminish the aggregate value of Executive’s fringe benefits as they exist as of the Effective Date of this Agreement or as the same may be increased from time to time, except for actions taken with respect to officers or employees generally.

c.           Expense Reimbursement. The Company shall promptly reimburse Executive for all reasonable expenses incurred during conduct of Company business, and for which adequate documentation is presented.

d.           Personal Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives, such paid time off to be not less than fifteen (15) days per year.

4.          Termination. The parties agree and understand that Executive’s employment cannot be terminated for any reason whatsoever, or no reason at all, except as expressly set forth in this Section 4.

a.           Mutual Agreement. Executive’s employment may be terminated by mutual written agreement between Executive and the Company.

b.            Death. Executive’s employment shall terminate automatically upon the death of Executive.

c.           Disability. Executive’s employment shall terminate automatically if Executive is unable to perform his duties as required under this Agreement, with or without reasonable accommodation, for a period of more than thirty (30) consecutive days (“Disability”).

d.           Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause. For the purposes of this Agreement, “Cause” is defined as intentional and willful misconduct that is reasonably likely to subject the Company to criminal or civil liability, willful disregard of Company policies and procedures, deliberate refusal to follow the instructions of the Board, conviction of a felony or any crime involving moral turpitude, gross negligence in performing duties, or unreasonably refusing to perform the duties of Executive’s position.

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e.           Termination Without Cause. Notwithstanding any provisions of this Agreement to the contrary, the Company may terminate Executive’s employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c) or (d) (or for no reason) at any time upon thirty (30) days’ prior written notice from the Board to Executive.

f.            Voluntary Resignation. Executive may terminate this Agreement (“Voluntary Resignation”) at any time upon thirty (30) days’ prior written notice from Executive.

5.          Compensation and Payments upon Termination. Executive shall be entitled to the following compensation from the Company (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive’s employment for reasons other than a Change in Control (as defined below).

a.           Mutual Agreement. If Executive’s employment is terminated as a result of mutual agreement, the Company shall make a lump-sum payment to Executive within fifteen (15) days of such termination in an amount equal to (i) the unpaid Base Salary for the remainder of the Term, plus (ii) the value of all compensation and benefits, whether accrued or unaccrued, for the remainder of the Term, plus (iii) any unused benefits under any and all benefit plans through the date of such termination. Additionally, Executive will be entitled to receive any vested incentive stock grants or cash incentives or bonuses that may have been earned by the Executive prior to the date of termination (all such items described in this Section 5(a), the “Earned Amounts”).

b.           Death. If Executive’s employment is terminated as a result of death, the Company will pay to Executive’s estate the Earned Amounts and income due for the remainder of the Term.

c.           Disability. If Executive’s employment is terminated as a result of Disability, the Company shall provide Executive with long-term disability benefits in accordance with the Company’s then-existing benefit plans, and the Company shall pay to Executive the Earned Amounts and income due for the remainder of the Term.

d.           Termination by the Company without Cause or by the Executive. If Executive’s employment is terminated by the Company without Cause, or in the event Executive voluntarily elects to terminate employment, the Company shall pay Executive the Earned Amounts. Additionally, the Company shall cause the accelerated vesting of any stock, stock options, restricted stock awards, long term incentive plan benefits and any other equity awards or benefits that are subject to vesting which were given or owed to Executive that may have vested during the Term. At Executive’s request, the Company shall repurchase all equity interests of the Company owned or held by Executive at a price equal to the greater of (i) $0.02 per share of common stock of the Company and (ii) fair market value.

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e.           Termination for Cause. If Executive’s employment is terminated for Cause, the Company shall pay the Executive the Earned Amounts.

6.          Termination of Employment Following a Change in Control.

a.           Termination and Change in Control. For purposes of this Agreement, a “Change in Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply with that regulation; provided that a Change in Control shall also be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (D) or (E) of this Section) whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; (D) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (E) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

b.           Accrued Benefits. Within 30 days following a Change in Control, the Company shall pay to Executive, in a lump sum in cash, the sum of (i) the Base Salary through the Change in Control to the extent not theretofore paid and (ii) the Earned Amounts.

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c.           Additional Payment. Within 30 days following a Change in Control, the Company shall pay to the Executive, in a lump sum in cash, an amount equal to three (3) times the then-applicable Base Salary. At Executive’s request, the Company shall repurchase all equity interests of the Company owned or held by Executive at a price equal to the greater of (i) $0.02 per share of common stock of the Company and (ii) fair market value.

d.           Continuation of Benefits. For (i) one(1) years after the date of a Change in Control, or (ii) the remainder of the Term, whichever is longer, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to pay all amounts in respect of any benefits provided to Executive and/or Executive’s family pursuant to this Agreement are provided by the Company the benefits to Executive and/or Executive’s family in amounts at least equal to those which would have been paid by the Company for such benefits as would have been provided to Executive and/or Executive’s family in accordance with the plans, programs, practices and policies described in this Agreement if Executive’s employment had not been terminated or the Change in Control had not occurred or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if Executive thereafter becomes employed by another employer and is eligible to receive medical or other welfare benefits under such employer’s plans, the medical and other welfare benefits described herein shall be secondary to those provided under such other employer’s plans during any applicable period of Executive’s eligibility thereunder. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until one(1) years after the date of termination or Change in Control, whichever is later, and to have retired on the last day of such period. If due to insurance company or Internal Revenue Service restrictions, Executive is ineligible to continue to be covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after termination of employment or Change in Control are not substantially equivalent to the benefits applicable to Executive immediately prior to termination or Change in Control or, if more favorable to Executive, during the one(1) year period thereafter, the Company shall provide substantially equivalent benefits, or such additional benefits as may be necessary to make Executive whole through other sources.

e.           Acceleration of Vesting. Upon a Change in Control, all stock, stock options, restricted stock awards, long term incentive plan benefits and any other equity awards or benefits that are subject to vesting based upon the continued employment of Executive shall automatically become vested, unrestricted and/or exercisable, as applicable.

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7.           Conflict of Interest. During the Term, Executive shall be free to pursue other business and/or investment activities which do not interfere with the performance of his duties and responsibilities under this Agreement; provided that Executive shall not engage in any business or investment activity which involves actual competition with the business of the Company (such activity, a “Conflicting Activity”), except with the written consent of the Board; provided, further, that “Conflicting Activity” shall not include any investment activities of Executive in which Executive acquires or holds not more than 5% of the publicly traded securities of an entity engaging in actual competition with the business of the Company.

8.           Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any successor and deliver to Executive, before any succession takes place, a written agreement of such successor to assume the obligations and perform all of the terms and conditions of this Agreement.

9.           Notices. All notices required by this Agreement may be delivered by first class mail at the following addresses:

To the Company:
Baltia Air Lines, Inc.
Attn: President
Terminal 4, Room 262.089

 Jamaica, NY 11430

To Executive:
Sheryle Milligan

7460 Kensington Drive

Ypsilanti, MI 48917

10.         Amendment. This Agreement may be modified only by written agreement signed by both the Company and Executive.

11.         Choice of Law. This Agreement shall be governed by the laws of the State of New York, without regard to choice of law principles. The parties hereby agree that all disputes (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement shall, unless otherwise agreed, be litigated only in, and the parties hereto hereby agree and consent to be subject to the jurisdiction of, the courts of the United States located in the State of New York and in the absence of such federal jurisdiction, the parties consent to be subject to the jurisdiction of the courts of the State of New York.  The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such action.

12.         Severability. If any provision hereof or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.         Waiver. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

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14.         Complete Agreement. As of the Effective Date, this Agreement constitutes the entire agreement between the parties hereto in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the parties.

15.         Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

THE COMPANY:

Baltia Air Lines, Inc.

By:	/s/ Russell Thal
Name: Russel Thal
Title: President

EXECUTIVE:

/s/ Sheryle A. Milligan

[Signature page to Executive Employment Agreement]